FOR IMMEDIATE RELEASE                                     EXHIBIT 99.1

Media Contact: Gabby Nelson (763) 551-7460 gabby.nelson@selectcomfort.com	Investor Contact: Hunter Saklad (763) 551-7498 investorrelations@selectcomfort.com

SELECT COMFORT ANNOUNCES NEW ORGANIZATIONAL STRUCTURE
TO BETTER SUPPORT COMPANY’S STRATEGIC PRIORITIES FOR GROWTH
Shelly Ibach Named Chief Operating Officer;
Kathy Roedel Becomes Chief Technology and Services Officer

MINNEAPOLIS – (June 15, 2011) – Select Comfort Corporation (NASDAQ: SCSS) today unveiled a new management structure to better support the company’s strategies for growth and value creation. As part of this new structure, Shelly Ibach has been promoted to the newly created position of chief operating officer (COO). Ms. Ibach was previously the company’s executive vice president of sales and merchandising, and will now assume responsibility for consumer insights, sales, marketing and product management. In addition, Kathy Roedel, Select Comfort’s current executive vice president of product, services and operations, takes on the role of chief technology and services officer. Her organization will focus on deepening the company’s product development, delivery and services capabilities. Both appointments are effective immediately and each position will report to Bill McLaughlin, president and chief executive officer.

“These well-deserved appointments represent the next logical step in Select Comfort’s organizational structure as we continue to better align resources in support of our core growth strategies,” said McLaughlin. “These changes will sharpen our focus on building a customer-centric culture, enhance our capabilities in delivering cross-functional work, accelerate development of talent and technology, and strengthen management succession. Also, this new structure will allow me to further focus on the key strategic objectives to drive profitable long-term growth.”

Select Comfort Announces New Organizational Structure - Page 2 of 2

Ms. Ibach joined Select Comfort in 2007 as senior vice president in charge of U.S. sales.  Ms. Roedel began with the company in 2005 as senior vice president in charge of the global supply chain.

Before joining Select Comfort, Ms. Ibach held leadership positions within the Marshall Field’s Division of Target Corporation. Ms. Ibach served as senior vice president and general merchandise manager for the Home division. Other key positions included vice president, merchandise manager, director of planning, and regional director of stores.

Ms. Roedel formerly held leadership positions within two divisions of General Electric, in sourcing, manufacturing, quality and service. Other roles included serving as general manager, global supply chain strategy for GE Medical Systems and general manager, global quality and Six Sigma, vice president of technical operations and vice president of quality programs for GE Clinical Services, a division of GE Medical Systems.

About Select Comfort Corporation
Founded more than 20 years ago and based in Minneapolis, Select Comfort Corporation designs, manufactures, markets and supports a line of adjustable-firmness mattresses featuring air-chamber technology, branded the SLEEP NUMBER® bed, as well as bases and bedding accessories. Sleep Number products are sold through its 375 company-owned stores located across the United States; select bedding retailers; direct-marketing operations; and online at www.sleepnumber.com.

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